EXHIBIT 99.1

Pathfinder Bancorp, Inc. Names James A. Dowd Interim President and CEO
OSWEGO, N.Y., April 14, 2022 (GLOBE NEWSWIRE) -- The Board of Directors of Pathfinder Bancorp, Inc. (the “Company”) (NASDAQ: PBHC), the bank holding company of Pathfinder Bank (the “Bank”), announced the appointment of James A. Dowd as Interim President and Chief Executive Officer, effective immediately. Thomas W. Schneider announced his resignation as President and Chief Executive Officer and a member of the Board of Directors of the organization. Mr. Schneider will simultaneously transition to a new position as Director of Capital Markets and Corporate Strategy. Contributing to the timing of the decision was Mr. Schneider’s desire to seek a less time-consuming role due to recent health issues and personal loss. Mr. Schneider will work to ensure a smooth transition for the Company and intends to continue to contribute to the success of the Company in his new role.
Mr. Dowd joined Pathfinder Bank in 1994, as Controller and has since held many prominent roles within the organization. In 1999, he was promoted to Chief Financial Officer followed by Chief Operating Officer in 2017. Most recently, Mr. Dowd held the position of Executive Vice President and Chief Operating Officer. He has played a significant role in the physical expansion of the Bank into Onondaga County, adding three full-service brick-and-mortar branches and a loan production office in Utica, in Oneida County. Additionally, in the five years while acting as the Chief Operating Officer and overseeing branch operations, the Bank’s deposits increased 73%, during which time Mr. Dowd also played an integral role in the Bank’s increased brand recognition and enhanced reputation in new markets.
Chris R. Burritt, Chairman of the Board, commented, “Jim’s contributions to Pathfinder have demonstrated that his unique combination of skills, experience, passion for the industry and masterful ability to develop people have positioned him to lead the Bank forward. His 28 years in the banking industry and highly-regarded community leadership will continue to contribute to the strategic execution of our growth initiatives. While Tom is leaving his position as CEO, he will continue to play a vital role in the Bank’s long-term success. Since Jim joined the Bank in 1994, he has worked very closely with Tom and together they have helped grow the organization into what we know today. Going forward, Tom will serve as a valued resource for Jim.”
Mr. Dowd stated, “I am humbled, honored and excited to accept the position of Interim President and CEO of Pathfinder. Tom Schneider has done a remarkable job preparing the organization for our next phase of growth. I am thankful he will continue to play an important role in the ongoing success of the Bank. I am looking forward to working with our executive team and our staff of tremendously dedicated professionals to find ways to continue to serve our customers and the communities we serve.”

Mr. Schneider has a long and successful tenure with Pathfinder, having joined the Bank in 1988. Prior to his appointment as President and CEO in 2000, he served as the Bank’s Chief Financial Officer and Controller. Under his leadership, Pathfinder grew significantly in asset size, geographic footprint and employee base. Total assets grew from $216 million in 1999 to nearly $1.3 billion as of December 31, 2021. During that period, Pathfinder grew from a five-branch footprint, located solely in Oswego County, to its current ten-branch footprint which boasts significant expansion into Onondaga County and a loan production office in Oneida County. Mr. Schneider’s vision has also been the driving force behind the Bank’s latest, in-progress, branch expansion in the Southwest side of the city of Syracuse.
About Pathfinder Bancorp, Inc.
Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly-owned subsidiary of Pathfinder Bancorp, Inc. (NASDAQ Capital Market; symbol: PBHC). The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.
Forward-Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's performance in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the COVID-19 pandemic, changes in interest rates, inflation, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.
CONTACTS:
Chris R. Burritt, Chairman of the Board – (315) 529-0258
James A. Dowd, Interim President and CEO – (315) 952-6873
Source: Pathfinder Bancorp, Inc.